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                                                                  Exhibit 21.1


VerticalNet, Inc.'s wholly owned direct and indirect subsidiaries

1.    The following companies are wholly owned subsidiaries of VerticalNet,
      Inc.:

      - VerticalNet Technologies Europe LLC, a Delaware limited liability company.
      - VerticalNet Technologies Europe Inc., a Delaware limited liability corporation.
      -     VNI Holdings Inc, a Delaware corporation.
      -     Necx.com LLC, a Delaware limited liability company.
      - CertiSource Acquisition Corporation (DBA CertiSource Inc.), a Delaware corporation.
      - TSX Acquisition Corporation (DBA TechSpex Inc.), a Delaware corporation.
      -     Isadra Inc., a California corporation.
      -     VerticalNet LLC, a Delaware limited liability company.
      -     Vert Tech LLC, a Delaware limited liability company.
      - Boulder Interactive Technology Services Company, a Colorado corporation.
      -     Informatrix Worldwide Inc., a Delaware corporation.
      -     Tradeum Inc., a Delaware corporation.
      -     National Career Search Inc., a Colorado corporation.
      -     HRLibrary.com Inc., a Delaware corporation.
      -     LabX Technologies, a corporation organized under the laws of Canada.
      - Bidformation Canada Inc., a corporation organized under the laws of Canada.
      -     Truckee Acquisition Co., a Delaware corporation.

2.    The following companies are wholly owned subsidiaries of Necx.com LLC:

      -     Necx Ltd., a corporation organized under the laws of Ireland.
      - New England Circuit Exchange Scandinavia AB, a corporation organized under the laws of Sweden.
      -     Real World Korea LLC, a Delaware limited liability company.

3.    The following company is a wholly owned subsidiary of Tradeum Inc.:

      - Tradeum E-commerce Ltd., a corporation organized under the laws of Israel.